Exhibit 99.1

NEWS RELEASE	Littelfuse, Inc. 800 East Northwest Highway Des Plaines, IL 60016 (847) 824-1188 • (847) 391-0894 – FAX #
CONTACT: Philip G. Franklin
Vice President, Operations Support & CFO (847) 391-0566
LITTELFUSE LOWERS GUIDANCE FOR THIRD QUARTER
     DES PLAINES, Illinois, September 29, 2008 — Littelfuse, Inc. (NASDAQ/NGS:LFUS) today announced revised guidance for the third quarter of 2008 as follows:
•	Sales for the third quarter, which previously were expected to be in the range of $145 to $150 million, are now expected to be approximately $140 million.
•	Diluted earnings per share are now expected to be in the range of $0.30 to $0.35 before special charges ($0.09 to $0.14 after special charges). Consistent with previous guidance, the company expects to book a $6.5 million pre-tax charge related to curtailment of a pension plan in Ireland and severance in the U.K.
     “After a strong first half for our automotive business, automotive sales dropped off sharply in the third quarter,” said Gordon Hunter, Chief Executive Officer. “Sales into the passenger car market have weakened across all geographies reflecting sharp declines in global car production. Sales into the automotive aftermarket have also declined. Electronic sales in the third quarter have not shown the usual sequential increase and the electronics book-to-bill ratio is running at approximately 0.9.”
     “We are still on track with our manufacturing transfers and other cost savings programs, but the current automotive weakness and slowing electronic sales will cause full year earnings per share before restructuring charges to be well below our previous guidance,” said Phil Franklin, Chief Financial Officer. “We will update this guidance when we release our third quarter earnings on October 29th.”
-more-

Conference Call Webcast Information
     Littelfuse will host a conference call today, Monday, September 29, 2008 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the revised third quarter guidance. The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through October 28, 2008 and can be accessed through the Web site listed above.
About Littelfuse
     As the worldwide leader in circuit protection products and solutions with annual sales of $536.1 million in 2007, the Littelfuse portfolio is backed by industry leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment, and telecom/datacom circuits. Littelfuse offers Teccor®, Wickmann® and Pudenz® brand circuit protection products. In addition to its Des Plaines, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, China, England, Germany, Hong Kong, India, Ireland, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.
     For more information, please visit Littelfuse’s web site at www.littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the Company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the Company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 29, 2007. For a further discussion of the risk factors of the Company, please see Item 1A. “Risk Factors” to the Company’s Annual Report on Form 10-K for the year ended December 29, 2007.

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